CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 8, 2002 (except for Note 3, as to which the date is March 13, 2002) accompanying the consolidated financial statements and schedules incorporated by reference in the Annual Report of Xybernaut Corporation (the Company) on Form 10-K for the year ended December 31, 2001. We hereby consent to the incorporation by reference of said report in the Registration Statements of the Company on Forms S-3 (File No. 333-68859, effective January 25, 1999, File No. 333-33940, effective April 25, 2000, File No. 333-40996, effective August 4, 2000, File No. 333-51974, effective January 12, 2001, File No. 333-60556, effective May 23, 2001, File No. 333-68832, effective October 15, 2001 and File No. 333-74182, effective November 29, 2001) and on Form S-8 (File No. 333-94463, effective January 12, 2000 and File No. 333-56814 , effective March 9, 2001).

/s/ Grant Thornton, LLP

Vienna, Virginia March 27, 2002